Exhibit 99.1

Hillenbrand, Inc.

CONTACT INFORMATION
Investor Relations, Hillenbrand, Inc.
Contact: Mark R. Lanning, Vice President, Investor Relations, and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com

Hillenbrand, Inc. Board of Directors
Appoints Stuart A. Taylor II as New Director

BATESVILLE, Ind., Sept. 29, 2008 /PRNewswire-FirstCall/ — The board of directors of Hillenbrand, Inc. (NYSE:HI) has elected Stuart A. Taylor II to a newly created board seat, effective Sept. 26, 2008.

“We’re delighted to have Stuart join our board as a director,” said Ray J. Hillenbrand, chairman of the Hillenbrand, Inc. board of directors. “He has a very impressive record in helping new companies build the foundation for meaningful and successful growth. We believe this skill will benefit our shareholders significantly in the years ahead.”

Taylor is the chief executive officer of The Taylor Group L.L.C. in Chicago. Formed in 2001, this privately held investment group is focused on creating and acquiring businesses in partnership with women and minority entrepreneurs.

He has previously held positions as senior managing director at Bear, Stearns & Co. Inc. and as managing director and head of CIBC World Market’s Global Automotive Group and Capital Goods Group. He had also run the Automotive Industry Group as managing director at Bankers Trust after spending 10 years at Morgan Stanley & Co. Inc. in corporate finance. Stuart has been a member of the board of directors for Ball Corporation (NYSE:BLL) since 1999, where he currently serves as chairman of the Human Resources Committee.

“Hillenbrand’s board of directors has a strong vision for turning the core capabilities and solid reputation of its Batesville Casket Company operating division into growth opportunities for the enterprise,” said Taylor. “I’m very excited to be part of such an experienced and dynamic group of business leaders.”

Taylor is a graduate of Yale University and received an M.B.A. from the Harvard Graduate School of Business.

ABOUT HILLENBRAND, INC. Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-C